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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

NUTRACEUTICAL INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, Utah 84060

December 18, 2015

To our Stockholders:

        You are cordially invited to the 2016 Annual Meeting of Stockholders for Nutraceutical International Corporation.

Date:	Monday, January 25, 2016
Time:	9:00 a.m.
Place:	Surf and Sand Resort
1555 South Coast Highway
Laguna Beach, California 92651
Phone: (435) 655-6106

        At the Annual Meeting, you will have the opportunity to act on the following matters:

  •
  Election of two Class III directors, each for a term of three years;

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  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016;

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  Advisory vote to approve named executive officer compensation; and

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  Any other business that may properly come before the meeting or any adjournment of the meeting.

        In addition to the formal items of business, we will review the major developments and accomplishments of fiscal 2015 and answer appropriate questions that you may have about us and our activities.

        This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on December 4, 2015, who are the only holders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

        You will find information regarding the matters to be voted on in the attached notice of Annual Meeting of Stockholders and Proxy Statement. It is important that your shares be represented at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card or voting instruction card in the enclosed envelope, even if you plan to attend the Annual Meeting. If you do attend the Annual Meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the Annual Meeting by following the instructions in this Proxy Statement.

        If you have any questions concerning the meeting, please contact our investor relations at 435-655-6106 or investor@nutraceutical.com.

        Thank you for your ongoing support and continued interest in our company. We look forward to seeing you at the Annual Meeting.

Sincerely,
Frank W. Gay II Chairman of the Board and Chief Executive Officer

WHERE CAN I GET MORE INFORMATION?

        We file annual, quarterly and special reports, proxy statements and other information (including certain press releases filed as exhibits to Form 8-K) with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website (http://www.sec.gov). You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, along with the accompanying financial statements and financial statement schedule. The Annual Report is not to be regarded as proxy soliciting material. If you would like copies of any other recently filed documents, please direct your request to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.

        Our SEC filings are only one of the ways that we try to reach our stockholders. Please remember that there are other sources of information available to you throughout the year, including:

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  our investor information line at 435-655-6106 and email at investor@nutraceutical.com; and

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  our website (www.nutraceutical.com), which includes links to our SEC filings and press releases and other information about Nutraceutical.

        The information contained in our other SEC filings and on our website is not incorporated into this Proxy Statement.

PROXY STATEMENT FOR THE
NUTRACEUTICAL INTERNATIONAL CORPORATION
2016 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT

        You were sent this Proxy Statement and the enclosed proxy card or voting instruction card because our Board of Directors is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders. This Proxy Statement summarizes the information that you will need in order to vote at the Annual Meeting. However, you need not attend the Annual Meeting in order to vote your shares. You may instead vote your shares by phone, via the Internet or by completing, signing, dating and returning the enclosed proxy card or voting instruction card.

        This Proxy Statement, the enclosed proxy card and our Annual Report on Form 10-K have been or will be sent on or about December 18, 2015 to all stockholders who owned our common stock at the close of business on December 4, 2015, the record date, who are the only stockholders entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a list of our stockholders will be open for examination at our headquarters by any stockholder for any reason relating to the meeting. As of the record date, there were 9,440,651 shares of our common stock issued, outstanding and entitled to vote.

NUMBER OF VOTES

        Each share of our common stock entitles you to one vote on each proposal at the Annual Meeting. Your proxy card indicates the number of shares of our common stock that you own.

QUORUM REQUIREMENT

        At the Annual Meeting, the Inspector of Election will determine whether a quorum is present. A quorum is required to conduct any business at the Annual Meeting. For a quorum to be present, the holders of a majority of the issued and outstanding shares of common stock on the record date and entitled to vote must be present in person or by proxy. If you mark your proxy card "ABSTAIN," or if your proxy vote is held in street name by your broker and it is not voted on all proposals, your proxy vote will nonetheless be counted as present for purposes of determining a quorum.

VOTING METHODS

        This Proxy Statement is furnished in connection with the solicitation of proxies by Nutraceutical on behalf of the Board of Directors for the 2016 Annual Meeting of Stockholders.

        You can vote your shares using one of the following methods:

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  Vote through the Internet at www.proxyvote.com using the instructions included on the voting instruction card;

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  Vote by telephone using the instructions on the proxy card or voting instruction card;

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  Complete and return a written proxy or voting instruction card using the proxy card or voting instruction card; or

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  Attend and vote at the meeting.

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 24, 2016.

VOTING BY PROXY

        Whether or not you plan to attend the Annual Meeting, please vote your shares by phone, via the Internet or by completing, signing, dating and returning the enclosed proxy card or voting instruction card in the envelope provided. Submitting your proxy now will not affect your right to attend the Annual Meeting and vote in person. The last vote that you submit chronologically prior to or at the Annual Meeting will supersede your prior vote(s).

        Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. If you fill out your proxy card properly and return it in time to vote, your shares will be voted as you have directed.

        Presently, we know of no matters to be addressed at the Annual Meeting beyond those described in this Proxy Statement. Under our By-laws and applicable SEC regulations, the deadline has passed for stockholders to notify us of any proposals or director nominations to be presented for action at the Annual Meeting.

REVOKING YOUR PROXY

        If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in the following ways:

  •
  You may send in another proxy with a later date, before the Annual Meeting;

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  You may notify us of your proxy revocation in writing, before the Annual Meeting; or

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  You may attend the Annual Meeting, advise the Inspector of Election of your revocation, and then vote in person.

        Written submissions of another proxy with a later date or of a proxy revocation should be delivered to the Nutraceutical Legal Department at 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, at least one business day prior to the Annual Meeting, or they may be delivered to the Inspector of Election at the Annual Meeting.

VOTING IN PERSON

        If you plan to attend the Annual Meeting and vote in person, you may deliver your completed proxy card or you may obtain a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on December 4, 2015, the record date for voting. Even if you are planning to attend the Annual Meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the Annual Meeting.

YOUR PARTICIPATION IN VOTING THE SHARES YOU OWN IS IMPORTANT

        Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors and the other proposals to be considered at the Annual Meeting. Please review the proxy materials and follow the instructions on the voting instruction form to submit your proxy or voting instructions. We hope you will exercise your rights and fully participate as a Nutraceutical stockholder.

MORE INFORMATION IS AVAILABLE

        If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website, www.sec.gov/spotlight/proxymatters.shtml, with more information about your rights as a stockholder. Additionally, you may contact Nutraceutical's investor information line at 435-655-6106 or investor@nutraceutical.com.

APPROVING THE PROPOSALS

PROPOSAL I:    ELECTING TWO CLASS III DIRECTORS

        At the Annual Meeting, the two nominees for director receiving the greatest number of votes cast in person or by proxy, whether or not a majority of the total votes cast, will be elected. If you are present and do not vote, or if you send in your proxy card marked "WITHHOLD AUTHORITY," your vote will have no impact on the election of those directors as to whom you have withheld votes.

PROPOSAL II:	RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016

        The ratification of the appointment of an independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.

PROPOSAL III:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        In accordance with Section 14A of the Exchange Act and the SEC's rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of Nutraceutical's named executive officers as disclosed in this Proxy Statement. Approval of this "say-on-pay" proposal requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

        Abstentions will be counted as shares present and entitled to be voted. Abstentions will have no effect on the outcome of the vote on Proposal I since directors are elected by a plurality vote. Abstentions will have the effect of votes against Proposals II and III since those proposals will be approved by a majority of the shares present and entitled to vote.

        Brokers generally have discretionary authority to vote shares for which their customers did not provide voting instructions only on Proposal II (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm). Brokers do not have such discretionary authority to vote uninstructed shares on Proposals I and III. If your shares are counted as broker non-votes, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Broker non-votes are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on Proposal I (election of Class III Directors) or Proposal III (advisory vote to approve named executive officer compensation).

DEFAULT VOTING

        If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal I (election of directors), FOR Proposal II (ratification of independent registered public accounting firm), and FOR Proposal III (advisory vote to approve named executive officer compensation). If any other business properly comes before the stockholders for a vote at the meeting, or any adjournments or postponements of the meeting, your shares will be voted according to the discretion of the holders of the proxy.

COST OF SOLICITING PROXIES

        We will bear all of the costs of soliciting these proxies on behalf of our Board of Directors. In addition to mailing proxy solicitation material, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. We will not compensate these directors, officers and employees additionally for this solicitation, but we may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting proxies. We reserve the right to retain other outside agencies for the purpose of soliciting proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and, as required by law, we will reimburse them for any out-of-pocket expenses that they reasonably incur in the process of forwarding solicitation materials.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

        We are sending only one set of 2016 Annual Meeting materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as "householding," is intended to eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

        If you received a householded mailing this year and you would like to receive a separate copy of the proxy materials, we will deliver a copy promptly upon your request in one of the following manners:

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  Email investor@nutraceutical.com;

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  Send your request by mail to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060; or

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  Call our investor information line at 435-655-6106.

        To opt out of householding for future mailings, you should mark the "No" box next to the householding election when you vote your proxy, or notify us using the contacts for our Investor Relations department described above.

        If you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, please mark the "Yes" box next to the householding election when you vote your proxy.

        Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Nutraceutical stock at two different brokerage firms, your household will receive two copies of our Annual Meeting materials—one from each brokerage firm.

DIRECTIONS TO THE MEETING

        You may request directions to the Annual Meeting via email at investor@nutraceutical.com or call 435-655-6106.

 PROPOSALS

        Our Board of Directors (referred to collectively as the "Board") is soliciting your vote with respect to each of the following proposals. We do not expect any other matters to come before the meeting; however, if another matter is voted upon, your shares will be voted in accordance with your proxy representative's best judgment.

PROPOSAL I:    ELECTING TWO CLASS III DIRECTORS

        The Nominating Committee, comprised of the independent members of the Board (excluding any nominees), has nominated Frank W. Gay II and Gregory M. Benson as Class III directors to be elected at the Annual Meeting. Messrs. Gay and Benson did not participate in the nomination process. Certain information regarding these nominees and each of the other directors is set forth below under the caption "The Board of Directors." If you elect them, Messrs. Gay and Benson will hold office until the 2019 Annual Meeting or until their earlier death, resignation or removal.

  The Board recommends a vote "FOR" all nominees.

        We know of no reason why either of these nominees may be unable to serve as a director. According to our By-laws, the nominees will be elected to the Board if the nominee receives affirmative "FOR" votes representing a plurality of the votes of the shares of common stock present or represented by proxy at the meeting and entitled to vote. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a "holdover director." If a nominee is unable to serve, your proxy representative may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or if the Board increases the number of directors, the Board may fill each vacancy by following the procedures outlined in the section of this Proxy Statement entitled "Director Nomination Process."

PROPOSAL II:	RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016

        The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm, and the Board is asking stockholders to ratify that selection. PricewaterhouseCoopers LLP audited our financial statements for the year ended September 30, 2015. We expect representatives of PricewaterhouseCoopers LLP to attend the Annual Meeting where they will have the opportunity to make a statement if they wish, and will be available to answer any relevant questions that you may have.

        The Board recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as Nutraceutical's independent registered public accounting firm for the fiscal year ending September 30, 2016.

        The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote. Although current laws, rules and regulations, as well as the written charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance.

        If the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016 is not ratified by stockholders, the adverse vote will be considered a directive to the Audit Committee to consider other accountants for next year. However, because of the difficulty in making any substitution of an independent registered public accounting firm so long after the beginning of the current fiscal year, the appointment for fiscal 2016 will stand unless the Audit Committee finds other good reason for making a change.

PROPOSAL III:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        In accordance with Section 14A of the Exchange Act and the SEC's rules thereunder, the Board is asking stockholders to approve, on an advisory basis, the compensation of Nutraceutical's named executive officers as disclosed in this Proxy Statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to Nutraceutical's named executive officers, as disclosed in Nutraceutical's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, the compensation tables and narrative discussion) is hereby APPROVED.

        The Board recommends that stockholders vote "FOR" approval of Nutraceutical's compensation of its named executive officers as disclosed in this Proxy Statement.

        Approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote.

        As described below under "Compensation Discussion and Analysis" in the "Compensation of Executives" section of this Proxy Statement, the Compensation Committee has structured Nutraceutical's executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for Nutraceutical's stockholders. Nutraceutical's executive compensation program has a number of features designed to ensure adherence to Nutraceutical's pay-for-performance philosophy.

        The Board urges stockholders to read the "Compensation Discussion and Analysis" section below, which describes in detail how Nutraceutical's executive compensation practices operate and are designed to achieve Nutraceutical's core executive compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under "Compensation of Executives" below, which provide detailed information about the compensation of our named executive officers. The Compensation Committee and the Board believe that the compensation practices described in the "Compensation Discussion and Analysis" section are effective in achieving Nutraceutical's core executive compensation objectives and that the compensation of our named executive officers as disclosed in this Proxy Statement reflects and supports the appropriateness of Nutraceutical's executive compensation philosophy and practices.

        A vote on this resolution, commonly referred to as a "say-on-pay" resolution, is not binding on the Board or Nutraceutical. Although the vote is non-binding, the Compensation Committee will review and consider the voting results when evaluating the compensation program for Nutraceutical's named executive officers.

THE BOARD OF DIRECTORS

        The Board oversees our business and other affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in our day-to-day operations. Board members keep themselves informed through discussions and interaction with our chairman, executive officers and other employees, as well as the Board's and our principal outside advisors (such as legal counsel, independent registered public accounting firm and other consultants). Board members regularly review, analyze and discuss financial, legal, regulatory and similar information about us and our business. Board members also stay informed through participation in Board meetings, committee meetings and executive sessions that include only independent members of the Board and such advisors or consultants as independent Board members deem appropriate.

        The Board believes that individuals who serve on the Board should have notable or significant achievements in business or education; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. In addition, we seek directors who have demonstrated leadership experience, financial experience and industry experience. The Board has not established any formal diversity policy; however, the Nominating Committee recognizes the value that arises from the diversity of perspective, background and experience of Board members and nominees.

        As of September 30, 2015, six individuals were serving on the Board. Board members are divided into three classes, and the term of service for each class expires in a different year, with each director serving a term of three years, or until his earlier death, resignation or removal.

        The Board held four meetings during fiscal 2015 and did not act by unanimous written consent during this period. The independent directors meet in executive sessions, without any member of management being present, prior to, during or immediately following regularly scheduled meetings of the Board and at such other times as they deem appropriate. All Board members participated in 75 percent or more of the aggregate of (i) the total number of Board meetings held during their periods of service within the fiscal year and (ii) the total number of meetings held by Board committees on which they served during their periods of service within the fiscal year.

        Our policy is to invite each director to attend the Annual Meeting. All of our directors attended last year's Annual Meeting.

CLASS I DIRECTORS—TERM EXPIRING AT THE 2017 ANNUAL MEETING

        Jeffrey A. Hinrichs, age 58, has served as a director, executive vice president and chief operating officer since 1994. Before he joined us, Mr. Hinrichs served as president of Solaray from 1993 to 1994. Prior to his tenure as president, Mr. Hinrichs served as chief financial officer as well as in other management positions with Solaray from 1984 to 1993. Mr. Hinrichs received a bachelor of science degree from Weber State University.

        Mr. Hinrichs served as both a board member and a member of the executive committee of the board for the Council of Responsible Nutrition, an industry trade association, for approximately seven years. He is also a past president of the American Herbal Products Association.

        With years of demonstrated ability in his position with us and with Solaray before that, Mr. Hinrichs brings to our Board extensive knowledge of the industry and of our history, operations, business objectives and management philosophy.

        J. Kimo Esplin, age 53, has served as a director since 2004 and is executive vice president and chief financial officer of the Huntsman Corporation. Mr. Esplin has served in this position since 1997.

Previously, Mr. Esplin served as the treasurer of the Huntsman Companies. Prior to joining Huntsman in 1994, Mr. Esplin was vice president in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin received a master's degree in business management from Northwestern University and a bachelor of science degree in accounting from Brigham Young University ("BYU").

        Mr. Esplin's background as an executive in both finance and banking brings extensive leadership and finance experience to our Board. In addition, his experience as a chief financial officer at a large publicly-traded company enables him to provide a valuable perspective on audit, financial and reporting issues.

CLASS II DIRECTORS—TERM EXPIRING AT THE 2018 ANNUAL MEETING

        Michael D. Burke, age 71, has served as a director since 2000 and is president of MDB Capital Ventures, a venture capital firm. Mr. Burke is chair of the San Antonio Clean Technology Forum—a major sustainability initiative he founded in early 2008. He was formerly director, president and chief executive officer of EOTT Energy Corp., the largest independent marketer and transporter of crude oil in North America. Prior to joining EOTT Energy Corp., Mr. Burke served as director, president and chief executive officer of Tesoro Petroleum Corporation from 1992 to 1995. From 1980 to 1992, Mr. Burke held a number of senior executive positions with Texas Eastern Corp., including group vice president-products and president/chief executive officer of TEPPCO Partners, L.P. Mr. Burke currently serves on the boards of Reasoning Mind, Inc., Great Hearts Academies, IDEA Public Schools and the San Antonio Medical Foundation. He received a master's degree in business administration from the University of Texas and a bachelor of science degree in chemical engineering from Texas A&M University.

        Mr. Burke's background includes extensive experience as an investor, director and senior executive (including chief executive officer) of several companies as well as leadership roles in important community initiatives. This background gives him the knowledge and experience to provide strategic input and leadership in various aspects of our business as a member of our Board.

        James D. Stice, Ph.D., age 56, has served as a director since 2000 and is the Distinguished Teaching Professor of Accounting in the School of Accountancy at BYU. Professor Stice has been at BYU since 1988. He has co-authored three accounting textbooks and published numerous professional and academic articles. In addition, Professor Stice has been involved in executive education for Ernst & Young, Bank of America Corporation, International Business Machines Corporation, RSM McGladrey, and AngloGold Limited and has taught at INSEAD (in both France and Singapore) and CEIBS (in China). Professor Stice also serves on the Audit Committee of Deseret Management Corporation. Professor Stice received a Ph.D. from the University of Washington as well as master's and bachelor's degrees from BYU, all in accounting.

        As a leading scholar in the area of financial accounting, Professor Stice has extensive knowledge of this field and brings important leadership and finance knowledge and experience to our Board and to our Audit Committee. His academic experience in writing about and teaching these issues, as well as his involvement in executive education, enables him to provide a valuable perspective on financial accounting and audit issues.

NOMINATED FOR RE-ELECTION

CLASS III DIRECTORS—TERM TO EXPIRE AT THE 2019 ANNUAL MEETING IF ELECTED

        Frank W. Gay II, age 70, has served as the chairman of the Board since its inception and as Chief Executive Officer since 1994. Mr. Gay received a master's degree in business administration from Harvard Business School and a bachelor of science degree in accounting from BYU.

        Mr. Gay is an entrepreneur and business leader, having been involved with many businesses in various industries in the course of his career. Mr. Gay, following his move to Park City, Utah in late 1992, identified and solicited Bain Capital ("Bain") in 1993 to finance and form our Company to acquire Solaray, Inc. as the initial platform acquisition in the nutritional supplement industry. He became Chairman of our Company in 1993 and Chief Executive Officer in 1994 at the request of Bain and our lenders when Makers of Kal, Inc. was acquired. Over the past 20+ years with us, he has demonstrated his leadership and abilities to our Board and our stockholders. Mr. Gay brings extensive knowledge of finance, acquisitions, operations and strategy to our Company and Board.

        Gregory M. Benson, age 61, has served as a director since 2004 and is currently a Managing Partner and Co-Founder of HGGC.1 Mr. Benson was formerly a senior member of the London-based Bain team starting up Bain's European private equity business. Mr. Benson joined Bain in 1996 and has worked with a number of Bain's portfolio companies in various capacities. Prior to joining Bain, he served for four years as the chief financial officer of a Bain-led buyout, American Pad and Paper Company, and headed the company's acquisition program prior to its public offering. Mr. Benson began his business career with General Electric where he served for 16 years in senior management positions with a wide variety of responsibilities, including those involving business startups and finance. Mr. Benson concluded his service with General Electric as Head of Merchant Banking for GE Financial Services. Mr. Benson received a bachelor of science degree in business administration from the University of Minnesota.

        Mr. Benson has extensive knowledge of and connections in the world of finance and acquisitions as well as all aspects of venture capital and private equity. He also has significant operational and international experience. This combined background brings a unique leadership and finance perspective to our Board.

COMMITTEES OF THE BOARD

        The Board has three standing committees comprised of independent directors: the Audit Committee, the Compensation Committee and the Nominating Committee. The committees assist the Board in discharging its oversight responsibilities.

        The table below provides current membership for each of the Board committees.

Director	Audit	Compensation	Nominating
J. Kimo Esplin	Member		Member
Michael D. Burke	Member		Member
James D. Stice	Member	Member	Member
Gregory M. Benson		Member	Member

        Audit Committee.    The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and reporting practices, as well as undertaking other duties as directed by the Board. The Audit Committee also selects, engages, compensates and oversees our independent registered public accounting firm and pre-approves all services to be performed by the firm. The Audit Committee's primary duties include reviewing the scope and adequacy of our internal accounting and financial controls; reviewing the independence of the independent registered public accounting firm; approving the scope of their annual audit activities;

(1)
Mr. Frank W. Gay II's brother, Robert C. Gay, is also Co-Founder and Executive Director of HGGC, which commenced business in 2008. Mr. Frank W. Gay II is not affiliated with HGGC. The Board reviewed Mr. Benson's involvement with HGGC and Mr. Frank W. Gay II's familial relationship and determined that they do not affect Mr. Benson's independence with respect to our Board.

approving the audit fee; approving any non-audit related services; reviewing the audit results; reviewing the objectivity, effectiveness and resources of our internal audit function; appraising our financial reporting activities and the accounting standards and principles followed; and reviewing and approving our ethics and compliance policies.

        PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm. The Audit Committee selects, engages and oversees the independent registered public accounting firm and pre-approves all services to be performed by that firm. In addition, in order to assure the continuing independence of our independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

        The Board has adopted a written charter for the Audit Committee. The Audit Committee is currently comprised of Messrs. Burke, Esplin and Stice, with Mr. Burke acting as chairman of our Audit Committee. The Board has determined that Messrs. Burke, Esplin and Stice each satisfy the independence standards applicable to audit committee members established under applicable law and NASDAQ Stock Market rules. The Board will continue to monitor the director independence established under applicable law and the NASDAQ Stock Market rules. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters and meets the "financial literacy" requirement under the NASDAQ Stock Market rules to serve on the Audit Committee. The Board has designated Mr. Stice as the Audit Committee Financial Expert, within the meaning of the current rules of the SEC. The Audit Committee met four times during fiscal 2015. The Audit Committee's written charter is posted on our website at www.nutraceutical.com under the link "Investors" and "Corporate Governance."

        Compensation Committee.    The Compensation Committee includes two Board Members who make decisions regarding salaries, incentive compensation, stock option grants and other matters involving our executive officers and certain key employees, including benefit plans applicable to these individuals, to ensure that the compensation arrangements meet corporate objectives. The Compensation Committee is currently comprised of Messrs. Benson and Stice. The Board has determined that Messrs. Benson and Stice each satisfy the standards of independence established under applicable law and NASDAQ Stock Market rules. The Compensation Committee met one time during fiscal 2015; however, the Compensation Committee discusses compensation issues informally at other times as well. The Compensation Committee has a written charter. The Compensation Committee's written charter is posted on our web site at www.nutraceutical.com under the link "Investors" and "Corporate Governance."

        Nominating Committee.    The Nominating Committee is responsible for overseeing the nominations of new members of the Board and re-election of current Board members. The Nominating Committee selects, evaluates and recommends to the full Board qualified candidates for election, appointment or re-election to the Board. The Nominating Committee is comprised of all of the independent members of the Board, which include Messrs. Benson, Burke, Esplin and Stice. The Board has determined that Messrs. Benson, Burke, Esplin and Stice each satisfy the standards of independence established under applicable law and NASDAQ Stock Market rules. The Nominating Committee does not have a written charter; however, the policies and processes for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, are described in "Director Nomination Process" below. The Nominating Committee met one time during fiscal 2015.

DIRECTOR NOMINATION PROCESS

        The Board has adopted a resolution that requires that vacancies on the Board and recommendations of candidates for election as directors occur by ensuring that the selection or recommendation for nomination is either: (a) approved by a majority of the independent directors on the Board, or (b) undertaken by a Nominating Committee comprised solely of independent directors (unless the Nominating Committee is comprised of at least three members, in which case one member need not be independent as long as the appointment and process followed complies with NASDAQ Marketplace Rule 4350(c)(4)(C)). The nomination of Messrs. Gay and Benson for re-election to the Board was approved by the Nominating Committee, comprised of all of the independent directors, with Messer. Benson abstaining.

        In considering whether to nominate directors who are eligible to stand for re-election, the Nominating Committee gives due consideration to all relevant factors, including historical attendance at and participation in Board and committee meetings, compliance with the Board's and our policies, possession of necessary or desirable qualities and capabilities, input from other directors concerning the performance and independence of each director nominee, as well as personal considerations such as available time to continue to serve. The Nominating Committee believes that Messrs. Gay and Benson meet these requirements.

        To be recommended for election to the Board, a nominee must meet such expectations and qualifications for directors as are established from time to time by the Board; be in compliance with and agree to comply with all policies of the Board and Nutraceutical applicable to service as a director; not have conflicts or commitments that would impair the nominee's ability to attend scheduled Board or committee meetings or annual stockholders meetings; and not hold positions that would result in a violation of legal requirements, such as anti-trust prohibitions on interlocking relationships among competitors.

        We seek individuals to serve on the Board on the basis of integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and likelihood that he/she will be available to serve on the Board for a reasonable period. Due consideration is given to the Board's overall balance of perspectives, and diversity of backgrounds and experiences, as well as the ability of a nominee to meet independence standards of NASDAQ. Furthermore, at least one director on the Board should meet the qualifications required of an Audit Committee Financial Expert and at least three directors must meet the requirements for Audit Committee membership, as required by NASDAQ and the SEC.

        Candidates for nomination recommended by our stockholders will be considered in the same manner as other candidates, but any such recommendation must comply with our By-laws, including specifically the requirements of Article III, Section 5 of the By-laws. If a stockholder recommendation meets the foregoing requirements and the independent members of the Board decide that a stockholder-recommended candidate is suitable for Board membership, then the Board will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next Annual Meeting of stockholders.

        We do not have any current contractual arrangement with any third party to pay any fees in connection with identifying or evaluating any candidates for nomination for election as directors, but may retain such third parties from time to time.

BOARD LEADERSHIP STRUCTURE

        The Company's By-laws provide that the Chairman of the Board shall preside over meetings of the Board. The Chief Executive Officer has management responsibility for the business and affairs of the Company. Both the Chairman and Chief Executive Officer positions are currently held by Mr. Gay. The Board has determined that combining the Chairman and Chief Executive Officer roles along with independent directors as chairs and members of each committee is in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Gay's extensive background in numerous aspects of business and finance, his in-depth knowledge of the Company's business and industry and his ability to formulate and implement strategic initiatives. As Chief Executive Officer, Mr. Gay is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes exercise of key Board oversight responsibilities by independent directors provides an effective balance for the management of the Company in the best interests of the stockholders.

        The Board has appointed Mr. Burke to serve as our Lead Independent Director and to preside over meetings of the independent directors. The Lead Independent Director may hire outside advisors and consultants reporting directly to the Board or to the independent directors and may call meetings of the independent directors at any time. The Lead Independent Director also coordinates the activities of the independent directors, chairs executive sessions of the independent directors, and performs the other duties assigned from time to time by the Board.

BOARD RISK OVERSIGHT

        The Board oversees and maintains the Company's governance and compliance processes and procedures to promote the conduct of the Company's business in accordance with applicable laws and regulations and with the highest standards of responsibility, ethics and integrity. As part of its oversight responsibility, the Board is responsible for the oversight of risks facing the Company and seeks to provide guidance with respect to the management and mitigation of those risks. Management discusses and reviews strategic and operational risks with the Board at quarterly Board meetings and at other times throughout the fiscal year. Directors have complete and open access to all of the Company's employees and are free to, and do, communicate directly with management.

        The Board also delegates specific areas of risk to the Audit Committee. The Audit Committee is responsible for the oversight of risk policies and processes relating to the Company's financial statements and financial reporting processes. The Audit Committee reviews and discusses with management and the independent registered public accounting firm significant risks and exposures to the Company and the steps management has taken or plans to take to minimize or manage such risks. The Audit Committee meets in executive session with the independent registered public accounting firm at each regular meeting of the Audit Committee.

        While the Board is responsible for risk oversight, management is responsible for risk management. The Company seeks to maintain an effective internal controls environment and has processes to identify and manage risk.

INDEPENDENCE OF BOARD MEMBERS

        The Board of Directors reviews the independence of its members on a periodic basis based on criteria for independence established by the NASDAQ Stock Market and other applicable laws and regulations. In its periodic review of director independence, the Board considers relevant business relationships any director may have with us. Currently there are no such business relationships or arrangements, except that Messrs. Gay and Hinrichs are both executive officers of our Company. As a result of its periodic review, the Board has determined that all of the directors are independent, with the exception of Messrs. Gay and Hinrichs. The Board will continue to monitor the standards for director independence established under applicable laws or regulations as well as NASDAQ listing requirements to ensure that its criteria continues to be consistent with those standards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation

Committee. No interlocking relationship exists between our Board of Directors or the Compensation Committee and any other company.

COMMUNICATING WITH DIRECTORS

        Our stockholders may send correspondence to the Board as a whole, the independent directors as a group, to any Board committee, to the chairman of the Audit Committee or to any individual director. Any stockholder who wishes to send such correspondence should mail it to: Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060, c/o Legal Department, indicating in writing whether it is correspondence to particular member(s) of the Board or the Board in its entirety. All mail received will be opened and screened for security purposes. The mail will then be forwarded to the particular director(s) in question or to the Board in its entirety, as requested in the stockholder's correspondence in question. Trivial items will be delivered to the director(s) at the next scheduled Board meeting. Obscene or offensive items will not be forwarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Related Party Transactions.    Under the NASDAQ Stock Market rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. Our management monitors related party transactions for potential conflicts of interest situations. Related party transactions, if they come up, are typically reviewed and approved by the Board or the Audit Committee or another independent body of the Board. Both the son and son-in-law of Frank W. Gay II, our Chief Executive Officer and Chairman, are employed at the Company and each received total cash compensation for fiscal 2015 in excess of $120,000. The brother of Jeffrey A. Hinrichs, our Director, Executive Vice President and Chief Operating Officer, is employed by the Company and received total cash compensation for fiscal 2015 in excess of $120,000.

        Director Relationship with Wholly-owned Subsidiary.    We previously established and provided funding for a wholly-owned captive insurance subsidiary, American Nutritional Casualty Insurance, Inc., in Hawaii. This entity previously provided coverage for certain of our product liability risks. Mr. Benson serves on the board of directors of this subsidiary, which became inactive during fiscal 2010, and he has not been paid an additional amount for his service in connection therewith since it became inactive.

        Indemnification of Directors and Officers.    We have agreed to provide indemnification for our Board members and executive officers beyond the indemnification provided for in our certificate of incorporation and By-laws (see "Indemnification Agreements" under "Director Compensation" below).

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-ten-percent stockholders to file reports with the SEC regarding changes in beneficial ownership of our common stock and to provide us with copies of the reports. Based solely on our review of these reports, we believe that all of these reporting persons complied with applicable filing requirements for fiscal 2015, except for a de minimis late filing in December 2015 for Jason D. Jones, which reported three purchase transactions under the Direct Stock Purchase Plan for employees, stakeholders and shareholders for a total of 51 shares of common stock, and a late filing for Bruce R. Hough in December 2015, which reported a sale transaction on the open market of 640 shares.

PRINCIPAL STOCKHOLDERS

        The table below sets forth certain information regarding the beneficial ownership of our common stock as of December 4, 2015 by (i) each person or entity known to us who beneficially owns more than five percent of the outstanding common stock, (ii) named executive officers and directors, and (iii) all our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise stated, each of the persons named in the table has sole or shared voting and investment power with respect to the securities beneficially owned.

	SHARES OF COMMON STOCK(a)
NAME	TOTAL BENEFICIAL OWNERSHIP(b)	PERCENT OF CLASS
Five Percent Stockholders:
FMR LLC(c)	1,146,004	12.1%
Burgundy Asset Management Ltd.(d)	1,009,292	10.7
BlackRock, Inc.(e)	650,624	6.9
Dimensional Fund Advisors LP(f)	526,696	5.6
Officers and Directors:
Frank W. Gay II(g)	731,534	7.7
Jeffrey A. Hinrichs	228,749	2.4
Gregory M. Benson	33,203	*
Cory J. McQueen	24,874	*
Stanley E. Soper(h)	20,474	*
Michael D. Burke	15,000	*
James D. Stice	13,027	*
J. Kimo Esplin	10,472	*
Christopher B. Neuberger	9,471	*
All executive officers and directors as a group (fifteen persons)	1,200,918	12.7

*
Percent of class represents less than 1% of the total.

(a)
No stock options were exercisable and outstanding as of December 4, 2015.

(b)
On December 5, 2015, the Compensation Committee approved stock awards for named executive officers which were granted on December 11, 2015. These stock awards were fully vested on the date of the grant. The stock awards granted to the named executive officers, Messrs. Gay, Hinrichs, McQueen, Soper, Neuberger and all executive officers as a group, were as follows: 4,079, 1,631, 1,427, 1,427, 1,427, and 15,503, respectively. Because these grants occurred on December 11, 2015, they are not reflected in the principal stockholder table, which reflects ownership as of December 4, 2015.

(c)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2015. The business address of FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson, and Fidelity Low-Priced Stock Fund is 245 Summer Street, Boston, Massachusetts 02210.

(d)
Based upon a Schedule 13G/A filed with the SEC on February 11, 2015. The business address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario, Canada M5J 2T3.

(e)
Based upon a Schedule 13G/A filed with the SEC on January 29, 2015. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(f)
Based upon a Schedule 13G filed with the SEC on February 5, 2015. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(g)
Mr. Gay indirectly owns 120 shares held by his wife, which she received by inheritance. Mr. Gay disclaims beneficial ownership of these shares.

(h)
Mr. Soper indirectly owns 1,400 shares held in an IRA account as well as 19,074 shares held in The Soper Family Trust (the "Trust"), a revocable trust, of which Mr. Soper and his wife are trustees. These shares are held in the Trust for the benefit of Mr. Soper and his wife and children. Mr. Soper may be deemed to have an indirect pecuniary interest in the shares owned by the Trust. Mr. Soper disclaims beneficial ownership of the shares held by the Trust except to the extent of his pecuniary interest therein.

 COMPENSATION OF EXECUTIVES

Compensation Discussion and Analysis

        This compensation discussion and analysis provides information regarding the compensation paid to our executive officers named in the Summary Compensation Table below (the "named executive officers") and also includes some discussion of the incentive compensation pool that is shared by the named executive officers with all our executives. It includes information regarding the objectives of our compensation program, each element of compensation that we provide, why we choose these elements, how we determine the amount of each component to pay and our compensation decisions for fiscal 2015. Additional compensation information and explanations have been included for fiscal 2015 in order to assist our stockholders. The Compensation Committee intends to review its compensation programs and practices with an outside compensation consulting firm during calendar 2016. This compensation discussion and analysis should be read in conjunction with the tables and related discussion that follow.

  Introduction

        We believe we are one of the only public companies that manufactures, markets and distributes dietary supplements and related products primarily to health and natural food stores. Most of our competitors are privately owned and are not subject to disclosure requirements and other requirements related to their compensation practices, giving them more flexibility in their executive compensation program. Over the last 20 plus years we have internally grown and trained a unique and experienced senior management team to execute our business strategy, and we believe it would be difficult, time-consuming and disruptive to replace our team. Our compensation philosophy is designed to attract and retain qualified executives who will add to our long-term success and contribute to the achievement of operational and strategic objectives. We seek to foster an environment that aligns the interests of our executives and executive officers with the creation of long-term stockholder value. To this end, the amount and type of executive compensation paid is strongly linked to overall corporate operational and financial performance and success, including the delivery of long-term returns to our stockholders, the achievement of strategic business objectives and other factors that are consistent with our culture and values. We continually seek to find ways to incentivize executives to stay with our Company and our compensation practices and culture has been effective in accomplishing this goal.

        In making decisions about compensation, the Compensation Committee considers the foregoing factors as well as our overall financial condition, our long-term net sales growth and our Adjusted EBITDA (which is earnings before net interest and other expenses, taxes, depreciation, amortization and goodwill and intangible asset impairments) performance during the prior year. Our executive compensation in fiscal 2015 consists of three principal components: (i) base salary, (ii) an annual cash incentive payment and (iii) an annual incentive stock grant.

  Executive Compensation Objectives

        We believe our executives and executive officers are important to our ability to create long-term stockholder value. The Compensation Committee also believes that the cost of attracting talented executives to a company of our size can prove difficult when larger companies often have greater financial resources. The Compensation Committee and the Board believe that it is in the best interests of our Company, our stockholders and our other important non-stockholder constituencies to employ and train highly-talented business leaders who are able to build, maintain and improve on our Company's performance. In order to achieve this fundamental objective, we believe that it is most appropriate to focus primarily on each executive's total compensation opportunity, reviewed annually, and that a significant portion of each executive officer's total compensation opportunity should be an incentive payment. This incentive payment typically consists of a cash incentive payment along with an incentive stock grant to further align management incentives with those of our stockholders. We believe that our compensation program is designed to reward our executives in a way that not only incentivizes them to achieve short-term or annual performance goals, but also provides motivation and rewards our executives for long-term value creation for our Company and its stockholders.

  Role of our Compensation Committee

        The Compensation Committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and determining the salary, incentive payments, incentive stock grants and other related benefits paid to our directors, executive officers and other executives.

        The Compensation Committee develops our compensation policies, plans and programs and considers a number of factors and inputs in developing these. Among other things, the Compensation Committee considers the input of management (and in particular the recommendations of our Chief Executive Officer) as well other members of our Board of Directors, considers information and recommendations from outside advisors, and utilizes publicly available data and information, which may include information disclosed by other public companies that are comparable to our Company in certain respects. Using these primary material inputs, the Compensation Committee develops independent views as to what appropriate compensation packages should look like for our executives and executive officers based on long-term net sales growth and the Adjusted EBITDA performance of the Company as a whole. The Compensation Committee believes that as net sales grow internally or through acquisitions over time and the Adjusted EBITDA percentage maintains or increases annually, the value of the Company's stock should also increase over the long-term.

        Our Compensation Committee uses its review of comparable companies or other public data only to gain a general understanding of relative compensation levels, compensation components and current compensation practices. Our Compensation Committee does not use this data for benchmarking or providing a framework for compensation levels. The Compensation Committee does not use benchmarking as a material component of, or the exclusive tool utilized in, setting our compensation packages. This is due to the competitive nature of our business and industry, our focus on long-term sales growth objectives (which may be different than the objectives of comparable companies) and our effort to maintain a consistent business strategy that may be unique to our Company. The Compensation Committee has the authority to independently retain outside advisors and in fiscal 2006, received and considered input from Denver Management Advisors, but since that time, the Compensation Committee has not engaged any compensation consultants. The Compensation Committee intends to engage a compensation consulting firm during calendar 2016 to review and evaluate current compensation levels, programs and practices. It is possible that the compensation consulting firm may recommend increases in compensation to one or more of our executives.

        Based on the data described above, the Compensation Committee has implemented compensation payments designed to reward and align the interests of our executives with the creation of long-term corporate growth and financial strength which we believe translates into long-term stockholder value.

        In arriving at its decision on fiscal 2015 executive compensation, the Compensation Committee carefully considered the affirmative stockholder "say-on-pay" advisory vote at the 2015 Annual Meeting of stockholders on executive compensation, at which over 70 percent of votes were cast "FOR" the compensation of the named executive officers as described in the 2014 Proxy Statement. Based on stockholder support for that philosophy at the 2015 Annual Meeting of stockholders, the Compensation Committee determined to continue to apply the same principles and core objectives in determining the amounts and types of executive compensation. Among other things, the Compensation Committee reaffirmed some of the Company's key historical practices, including intentionally avoiding using individual preset formulaic approaches to compensation and focusing primarily on the Company's overall performance. The Compensation Committee measures the performance and success of the

Company based on an annual calculation of Adjusted EBITDA percentage and net sales growth over longer periods, typically on a five year moving average. The Compensation Committee believes that applying a short-term, formula-based approach to the Company's compensation program would undermine the uniquely long-term requirements of our proven business strategy. For example, a formula-based approach that relies heavily on quarterly or one- or three-year total stockholder returns could encourage inappropriate risk taking through acquisitions and sales policies and have a lasting and negative impact on the Company's business by encouraging a focus on more immediate results at the expense of our long-term underlying business model. In contrast, the compensation program described herein is designed to ensure that executives and executive officers maintain a focus on the Company's long-term net sales growth and financial and operational performance of the business. It should be noted that approximately seventy-nine percent of the Company's stock is held by institutional investors and close to fifteen percent by executive officers, executives, management and employees. Historically, the yearly stock price fluctuations of the Company appear to the Company to be influenced more by overall market and economic conditions than by the financial performance and long-term growth of the Company.

        The specific compensation amounts for our executives and named executive officers for fiscal 2015 were derived from an overall monthly incentive compensation accrual calculation established by the Compensation Committee and based on the Company's financial performance as reflected by net sales growth and Adjusted EBITDA percentage. The Compensation Committee firmly believes the executives and executive officers of the Company are able to manage the long-term success and financial performance of the Company's net sales growth and Adjusted EBITDA percentage more effectively than they can manage short-term stock price fluctuations in a thinly-traded, micro-cap stock. A more detailed analysis of the Company's fiscal 2015 financial results is contained in the Management Discussion and Analysis section contained in the annual report to stockholders and our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

  Elements of Executive Compensation Program

        Our executive compensation program for fiscal 2015 consists of the following three key components:

  •
  Base salary,

  •
  Incentive cash payments, and

  •
  Incentive stock grants.

  Base Salary

        Base salary represents the only fixed component of our executive compensation program. We use base salary to partially compensate executives for services rendered during the fiscal year. Base salaries are generally set based on the Company's historical pay range for the position, adjusted annually for performance and inflation, and to be competitive in attracting and retaining executive talent. In years past, there have been some adjustments to base salary to compensate executives for increased federal taxes that were levied against higher compensated executives.

        The Compensation Committee reviews base salaries annually as part of the performance review and appraisal process. Base salary increases, if any, are based primarily on an executive's job performance for the prior fiscal year, as well as a review of available competitive public market compensation data, and to a lesser extent on inflation and federal tax rates. An executive's compensation (including base salary) is compared to other executive officers in our Company and is based in part on the importance of the executive's continued service with our Company. The

Compensation Committee may also review an executive's base salary from time to time upon the occurrence of a promotion or other change in job responsibility.

  Incentive Payments

        The Compensation Committee believes that the amount of incentive compensation paid to an executive can be effective in motivating the executive and is critical in retaining talented executives and executive officers in an industry where there is a limited talent pool of knowledgeable and professional management expertise. Creating an environment and culture that fosters long-term financial success and overall corporate excellence for our executive group is a primary goal of the incentive compensation payments. The Compensation Committee has a targeted payment range of 20% to 200% of an individual's base salary for each individual executive's annual incentive payment, based on the individual's position and responsibilities with the Company. Annual incentive payments are generally finalized for the executive group as a whole and for each individual after audited fiscal year-end results are received. Individual incentive payments are completely discretionary and are based on the Compensation Committee's subjective review of an individual's current position with the Company, their annual individual performance and related job responsibilities.

        Incentive payments are designed to promote the interests of our Company and its stockholders by providing executives with substantial opportunity to receive annual cash incentive payments along with equity stock incentive grants, based upon the achievement of corporate long-term and current fiscal year objectives and to assist us in attracting and retaining executive talent. Each executive's annual incentive cash payment and incentive stock grant are generally established to cover or approximate a range of compensation types typically paid by other companies, including cash bonus incentives, stock grants, restricted stock awards, stock options and other financial incentives.

        In fiscal 2013, 2014 and 2015, the equity-related component of executive compensation consisted of incentive payments in the form of stock grants from Nutraceutical International Corporation's 2013 Long-Term Equity Incentive Plan (the "2013 Plan"). The amount of the stock grants generally range between 10% to 30% of the executive's combined incentive compensation and are based on the Company goal of having all executives receive and hold equity in the Company amounting to one to one and one-half of an executive's base salary. The cash incentive payment to the executive can also be used to purchase additional stock to achieve that goal. In future years, the equity-related component may include either cash to be used to purchase stock, stock grants or other types of awards including any of those permitted under the 2013 Plan.

        The overall incentive compensation payment pool that is available to be paid to our executives is based on two objective measures used to calculate the incentive payment pool: (i) the moving average net sales growth of the Company for the last five fiscal years and (ii) the Adjusted EBITDA percentage for the current fiscal year. The following table titled "Performance Incentive and Targets" sets forth the targeted incentive percentages for net sales growth and Adjusted EBITDA percentage that is used by the Compensation Committee to calculate the incentive compensation payment pool available to be paid annually to the Company's executives. At the beginning of each fiscal year, the Compensation Committee sets the estimated incentive compensation accrual percentage based on forecasted results for the upcoming fiscal year. This number is a percentage of Adjusted EBITDA, with the percentage being determined as the sum of the "Performance Incentive %" under the column titled "Net Sales Growth" plus the "Performance Incentive %" under the column titled "Pre-Incentive Adjusted EBITDA" on the following table. This calculated incentive performance accrual is reflected in the Company's monthly financial statements. The performance incentive percentage may be modified throughout the fiscal year or at the end of the fiscal year by the Compensation Committee as financial statements are prepared and audited. The following table shows that the total potential incentive compensation accrual percentage for fiscal 2015 was nine percent (9%)(the sum of 1% and 8%, as highlighted in the columns below).

Perfomance Incentive & Targets
Net Sales Growth		Pre-Incentive Adjusted EBITDA
5 Year Moving Average %	Performance Incentive %	Curent Fiscal Year (a)	Performance Incentive %
<0%	0.0%	0% - 9.99%	0.0%
0% - 4.99%	1.0%	10% - 14.99%	3.0%
5% - 9.99%	2.0%	15% - 15.99%	4.0%
10% - 19.99%	3.0%	16% - 16.99%	5.0%
20% - 29.99%	3.5%	17% - 17.99%	6.0%
30% - 39.99%	4.0%	18% - 18.99%	7.0%
40% - 49.99%	4.5%	19% - 19.99%	8.0%
50% Plus	5.0%	20% - 20.99%	9.0%
		21% - 21.99%	10.0%
		22% - 22.99%	11.0%
		23% - 23.99%	12.0%
		24% - 24.99%	13.0%
		25% Plus	14.0%

(a)
Calculated as Adjusted EBITDA (pre-incentive) divided by net sales for the current fiscal year.

        The following table titled "Fiscal Year 2015 Performance Incentive" shows that the potential total compensation incentive for fiscal 2015 after completion of the fiscal year was actually nine percent (9%), but the Compensation Committee elected to approve a total incentive compensation payment pool of eight percent (8%) of Adjusted EBITDA (pre-incentive) for all executives and executive officers.

Fiscal Year 2015 Performance Incentive (dollars in millions)
Net Sales				Pre-Incentive Adjusted EBITDA			Total Performance Incentive %
2015 Net Sales ($)	5 Year Moving Average ($)	5 year Moving Average %	Performance Incentive %	Adjusted EBITDA ($)	Adjusted EBITDA %	Performance Incentive %	Potential %(a)	Approved %(b)
216.5	205.6	3.7%	1.0%	42.2	19.5%	8.0%	9.0%	8.0%

(a)
Potential Incentive Compensation % based on Company Performance

(b)
Total Incentive Compensation % approved by Compensation Committee

        Our executive officers receive incentive stock grants as part of their compensation and are asked to purchase and hold additional Company stock, generally with the goal of acquiring stock with a total value equal to approximately one to one and one half times their current base salary. It may take our executive officers five to ten years to accumulate their stock ownership with after-tax dollars. We encourage our executives to hold their stock as a long-term investment (i.e., for up to ten years or for as long as they are employed by the Company). Their investment in Company stock allows for eventual long-term capital gains to be realized by each executive (as compared to grants of stock options that result in compensation taxable as ordinary income). Occasionally, executives are faced with individual personal events in their lives (such as an illness, divorce, estate planning or college funding) and will need to sell a portion of their stock; however, four of our named executive officers have never sold any of their Company stock, outside of the exercise of previously granted stock options.

        The corporate objectives we seek to encourage with our incentive payments include maintenance and improvement of long-term net sales growth, Adjusted EBITDA, Company operational and financial performance, the completion of acquisitions and other milestones, cost saving measures and other important projects that are considered to be critical to the achievement of our long-term strategic goals. Except for the overall incentive compensation payment pool, we do not typically use or set hard or fixed targets for individuals but instead permit our Compensation Committee and our Board of Directors to exercise their discretion in evaluating the success of the Company and our executives. The Compensation Committee does not use a pre-determined formula that results in a specific amount or type of compensation for any individual executive based on the Company's overall net sales growth and Adjusted EBITDA. The Compensation Committee's determination regarding the amount of the incentive payments is subjective and enables the Compensation Committee to take into account all factors (both quantitative and qualitative) it deems appropriate as it relates to an executive. It also allows the Compensation Committee to have flexibility in adjusting the aggregate annual incentive payments made to all executives rather than paying a guaranteed total amount or a pre-determined specific percentage to an executive. Incentives are made to reward the performance of individuals as well as the executive group in its entirety and are based on the overall success of the Company over time. The Compensation Committee does not establish or communicate specific corporate or individual performance objectives or targets in advance but uses a range of objectives based on net sales growth and Adjusted EBITDA percentage. The Compensation Committee and our executives know that growth in Adjusted EBITDA percentage as well as long-term net sales growth will translate into larger incentive payments and weaker results will provide smaller incentive payments.

        The Compensation Committee considers the Company's results after the close of the fiscal year, in light of the events and factors that proved significant during that fiscal year and the Company's historical net sales trend and considers the input and guidance provided by the Chief Executive Officer. This method gives the Compensation Committee important flexibility and latitude and permits the Compensation Committee to make determinations based on various factors in the context of the Company's actual overall performance. The Compensation Committee does not assign a particular weight to any factor, but considers our overall financial performance and long-term trends, together with other general factors, to compensate our executives appropriately for their contributions to our long-term strategic goals. We believe that this flexibility is vital because, historically, we have grown primarily by acquisition, so we do not believe pre-determined short-term goals are appropriate for us because they could unduly influence individual and group decision making. We also believe it is critical that our executives work together as a cohesive corporate group rather than individually focusing on individual goals and objectives.

        For fiscal 2015, we accrued and expensed on a monthly basis incentive payments amounting to 8% of Adjusted EBITDA. The incentive accrual established for each fiscal year can range between 0 and 19% of Adjusted EBITDA based on forecasted Adjusted EBITDA and the moving average of net sales. The incentive accrual may or may not be paid in its entirety in a fiscal year and may be carried over to subsequent years based on the discretion of the Compensation Committee. The incentive accrual may be adjusted during or after the end of the fiscal year based on actual results. For each fiscal year, we establish an Adjusted EBITDA target for our incentive compensation accrual based on our forecasted Adjusted EBITDA and our net sales, which Adjusted EBITDA target normally ranges between 15% and 22% of forecasted net sales. This target is based upon our assessment of the competitive, economic and operational cost environments as well as the timing of acquisitions completed or anticipated. Generally, if the Company performs at the lower end of this Adjusted EBITDA range, then the Compensation Committee is likely to approve and pay out less incentive-based compensation and if the Company performs at the upper end of this Adjusted EBITDA range, then the Compensation Committee is likely to approve and pay out more incentive-based compensation.

        The payout of these incentive payments is discretionary. Actual decisions about payments are based on the Compensation Committee's assessment of our Company's fiscal year end results. After the end of each fiscal year, typically based on the audited financial statements, the Chief Executive Officer evaluates the degree of achievement of corporate objectives and submits his proposed incentive payment recommendations to the Compensation Committee, which determines the final incentive payment, if any, for each executive officer (other than the CEO, whose compensation is determined solely by the Compensation Committee) as well as other executives. Incentive payments are generally paid in mid-December of each year, in order to qualify as tax deductible expenses, for results achieved during the prior fiscal year based on our Adjusted EBITDA and our net sales growth.

  Perquisites

        Perquisites for executive officers are limited in scope and value and are generally consistent with those provided to other employees.

  Employment Agreements, Change of Control Provisions and Severance Payments

        None of our named executive officers has an employment agreement with us. Currently, we have no change of control agreements relating to employment benefits or severance related thereto, nor do we currently have a severance plan for our named executives or executive officers.

  Indemnification Agreements

        We enter into indemnification agreements with each of our executive officers. These indemnification agreements provide, among other things, that we will indemnify our executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding by reason of their position as a director, officer, employee, agent or fiduciary of our Company, any subsidiary of our Company or any other company or enterprise to which such executive officer serves at the Company's request. We also purchase director and officer insurance ("D&O insurance"). We believe that indemnification agreements and this D&O insurance are necessary to attract and retain qualified persons as executive officers.

  Other Benefits

        We maintain a health insurance plan for the benefit of all eligible employees, including our executive officers. This plan requires the employee to pay a portion of the premiums, and we pay the remainder of the premiums. These benefits are offered on the same basis to all employees. We also maintain a qualified 401(k) retirement savings plan that is available to all eligible employees. For fiscal 2015, we matched 100% on the employee's first 4% contribution based on eligible pay. Both employee contributions and the employer matching contributions are subject to the statutory limits of the Code. No supplementary non-qualified deferred compensation plan is available to executives. We also provide to all eligible employees long-term disability insurance coverage, the premiums for which are paid in full by us, and an education and tuition reimbursement program. The above benefits are available to our executive officers on the same basis as all other eligible employees.

  2015 Executive Compensation Determinations

        The compensation for each executive officer for fiscal 2015 was determined by the Compensation Committee, in each case based on the general factors described above. There were no specific factors that went into the compensation decision for any particular executive other than what is described above. In each case, the final decision for each executive officer is discretionary and not based on quantifiable data. The key compensation determinations for each of the named executive officers during fiscal 2015 were as set forth in the Company's Summary Compensation Table.

  Compensation Governance Practices

        The Compensation Committee seeks to implement and maintain sound compensation governance practices to ensure adherence to our pay-for-performance philosophy while appropriately managing risk and aligning our named executive compensation with the best interests of our Company and our stockholders.

  Accounting and Tax Considerations

        Effective October 1, 2005, we adopted the authoritative guidance issued by the Financial Accounting Standards Board, which requires companies to record compensation expense for the value of all outstanding and unvested share-based payments, including stock options and similar awards. We terminated all existing stock option plans on September 30, 2005 and have no stock options outstanding. We recently adopted the 2013 Plan, which was unanimously approved by the Board on November 13, 2012, and which became effective upon receipt of stockholder approval on January 28, 2013. The 2013 Plan permits grants of equity-based awards. Awards under the 2013 Plan were made to the named executive officers on December 11, 2013, December 11, 2014 and December 11, 2015, as more fully described in Management Compensation below.

        We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.

        Section 162(m) of the Code limits our deduction for federal income tax purposes for compensation paid to our named executive officers (other than our chief financial officer) in a taxable year to $1 million, unless the compensation qualifies as "performance-based compensation." To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and reserves the right to grant compensation awards in the future that are not deductible if it determines that granting such awards would be in the best interests of our Company and our stockholders.

MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

        Our Section 16 officers are appointed by and serve at the discretion of the Board. The following table shows for the fiscal years ended September 30, 2015, 2014 and 2013, compensation paid to our Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers at September 30, 2015 (collectively, the "named executive officers").

			Incentive Compensation (Bonus)
Name and Principal Position	Fiscal Year	Salary ($)(a)	Cash ($)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Frank W. Gay II	2015	549,792	500,000	100,000	10,600	1,160,392
Chief Executive Officer	2014	512,115	510,000	83,000	10,400	1,115,515
	2013	486,154	600,000	120,000	10,200	1,216,354
Cory J. McQueen	2015	308,333	150,000	35,000	10,640	503,973
Vice President and Chief	2014	292,346	150,000	33,000	10,583	485,929
Financial Officer	2013	279,693	160,000	50,000	10,369	500,062
Jeffrey A. Hinrichs	2015	345,917	200,000	40,000	10,660	596,577
Executive Vice President and	2014	327,654	195,000	40,000	10,555	573,209
Chief Operating Officer	2013	316,462	220,000	60,000	10,246	606,708
Stanley E. Soper	2015	319,917	200,000	35,000	10,700	565,617
Vice President, Legal Affairs	2014	302,154	200,000	35,000	10,575	547,729
	2013	289,693	220,000	60,000	10,369	580,062
Christopher B. Neuberger	2015	270,750	110,000	35,000	8,200	423,950
Vice President, Marketing &	2014	258,961	105,000	30,000	10,303	404,264
Sales	2013	254,846	110,000	45,000	10,185	420,031

(a)
Includes amounts earned in a fiscal year but deferred at the named executive officer's election pursuant to our 401(k) plan.

(b)
This column reports the stock awards made under the 2013 Plan for the fiscal year. All amounts in this column are calculated using the grant date fair value under Accounting Standards Codification 718 based on the closing price of our common stock on the date of grant.

(c)
Represents matching contributions made by us under our 401(k) plan.

        The foregoing compensation table does not include certain fringe benefits that are, in the aggregate, less than $10,000 or are generally made available on a non-discriminatory basis to all our U.S. employees. These fringe benefits include group health insurance, dental insurance, and long-term disability insurance, which we consider to be ordinary and incidental business costs and expenses. See the "Compensation Discussion and Analysis" above for further information on the compensation and benefits provided to our named executive officers.

        In addition, we also provide life insurance coverage to all eligible employees and premiums are paid in full by us and the benefit is available to our executive officers on the same basis as all other eligible employees. The average cost of this benefit is $83 per employee per year.

GRANTS OF PLAN-BASED AWARDS PERTAINING TO LAST FISCAL YEAR

        The following table provides information regarding stock awards granted by us to named executive officers pertaining to fiscal 2015 under the 2013 Plan.

Name	Grant Date	Approval Date	Stock Awards (#) (a)	Grant Date Fair Value of Stock Awards ($) (b)
Frank W. Gay II	12/11/2015	12/5/2015	4,079	100,000
Cory J. McQueen	12/11/2015	12/5/2015	1,427	35,000
Jeffrey A. Hinrichs	12/11/2015	12/5/2015	1,631	40,000
Stanley E. Soper	12/11/2015	12/5/2015	1,427	35,000
Christopher B. Neuberger	12/11/2015	12/5/2015	1,427	35,000

(a)
All stock awards were fully vested as of the date of the grant. The value realized on vesting is calculated by multiplying the number of shares shown by the market value on the vesting date, which was $24.51, the closing price of our common stock on December 11, 2015, the date of grant.

(b)
All amounts in this column are calculated using the grant date fair value under Accounting Standards Codification 718 based on the closing price as of the date of grant of common stock awarded.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        There were no outstanding and exercisable stock options held by the named executive officers at September 30, 2015.

OPTION EXERCISES IN LAST FISCAL YEAR

        The following table provides information regarding stock option exercises for the named executive officers during fiscal 2015.

	Option Awards(a)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Cory J. McQueen	7,500	77,934
Stanley E. Soper	25,000	141,289

(a)
The value realized on exercise represents the difference between the exercise price and the fair market value of the common stock on the date of exercise. Applicable federal and state taxes are paid by the individuals.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        We do not have any agreements with any named executive officers that would provide for the payment of any severance benefits upon termination or change of control.

EQUITY COMPENSATION PLANS

Equity Compensation Plans Approved by Stockholders

        Long-Term Incentive Plans—Stockholders have approved the 2013 Plan. We use the 2013 Plan for stock-based incentive awards that may be granted in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other performance-based awards, or other stock-based awards. The 2013 Plan is administered by the Compensation Committee. Under the 2013 Plan, we are authorized to grant stock-based incentive awards up to 800,000 shares of our common stock. As of December 4, 2015, 743,385 shares were available for issuance. On December 11, 2013, on December 11, 2014, and on December 11, 2015, 31,788 shares, 24,827 shares and 22,664 shares, respectively, of our common stock were issued under the 2013 Plan.

        We do not have any equity compensation plan not approved by stockholders.

EQUITY COMPENSATION PLAN INFORMATION

        As of December 4, 2015, the following table provides information about our shares that may be issued under the 2013 Plan approved by stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	—	—	743,385	(1)
Equity compensation plans not approved by stockholders	—	—	—
Total	—	—	743,385

(1)
On December 5, 2015, the Compensation Committee approved stock awards totaling 22,664 shares of our common stock. The date of the grant of these awards was December 11, 2015, leaving 720,721 securities remaining available for future issuance under the 2013 Plan.

DIRECTOR COMPENSATION

        We reimburse all directors for reasonable expenses incurred in attending Board meetings or its committees and related activities. Directors who are our employees do not receive a salary or retainer for their services. We pay non-employee directors a quarterly cash retainer for service on the Board of Directors and a quarterly cash retainer for each committee membership (excluding the Nominating Committee). Each non-employee director was granted options to purchase 10,000 shares of common stock under our 1998 Non-Employee Director Stock Option Plan at the time of election to the Board. During fiscal 2015, directors did not receive any meeting fees.

2015 DIRECTOR COMPENSATION

        The following table provides information concerning the fiscal 2015 compensation of our non-employee directors who served on our Board of Directors in fiscal 2015.

Name	Fees Earned or Paid in Cash ($)(a)	All Other Comp. ($)(b)	Total ($)
Michael D. Burke	68,000	8,000	76,000
Gregory M. Benson	68,000	4,000	72,000
J. Kimo Esplin	68,000	—	68,000
James D. Stice	84,000	4,000	88,000

(a)
During fiscal 2015, all non-employee directors received a quarterly cash retainer of $13,000 for service on the Board of Directors. In addition, Messrs. Burke and Esplin each received a quarterly cash retainer of $4,000 for their service on the Audit Committee.

  Mr. Benson received a quarterly cash retainer of $4,000 for his service on the Compensation Committee. Mr. Stice received a quarterly cash retainer of $4,000 for his service on the Audit Committee as well as a quarterly cash retainer of $4,000 for his service on the Compensation Committee.

(b)
Mr. Burke is the designated Audit Committee Chair and the Lead Independent Director and during fiscal 2015 received an additional $8,000 for his services in connection therewith. Mr. Benson is the designated Compensation Committee Chair and during fiscal 2015 received an additional $4,000 for his service in connection therewith. Mr. Stice is the designated Audit Committee Financial Expert and during fiscal 2015 received an additional $4,000 for his service in connection therewith.

        No stock awards or stock option awards have been granted to directors since 2005.

  Indemnification Agreements

        We enter into indemnification agreements with each of our directors. These indemnification agreements provide, among other things, that we will indemnify our directors for certain expenses, including attorneys' fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding by reason of their position as a director, agent or fiduciary of our Company, any subsidiary of our Company or any other company or enterprise to which such director serves at the Company's request. We also purchase D&O insurance. We believe that indemnification agreements and this D&O insurance are necessary to attract and retain qualified persons as directors.

        UNDER THE RULES OF THE SEC, THE COMPENSATION AND AUDIT COMMITTEE REPORTS THAT FOLLOW ARE NOT DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT BY REFERENCE INTO ANY FILINGS WITH THE SEC.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee was established by the Board of Directors in February 1998 in connection with Nutraceutical's initial public offering. The Compensation Committee is currently comprised of Messrs. Benson and Stice. The Compensation Committee's responsibilities are more fully described in its written charter, which is posted on Nutraceutical's website at www.nutraceutical.com under the link "Investors" and "Corporate Governance."

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

GREGORY M. BENSON
JAMES D. STICE

 AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Nutraceutical's financial reporting process. The Audit Committee's responsibilities are more fully described in its written charter, which is posted on Nutraceutical's website at www.nutraceutical.com under the link "Investors" and "Corporate Governance."

        The Audit Committee reviews with Nutraceutical's independent registered public accounting firm the scope and timing of their audit services and any other services they are asked to perform, the audit report on Nutraceutical's consolidated financial statements following completion of the audit and an audit report on Nutraceutical's internal control over financial reporting. The Audit Committee is currently comprised of Messrs. Burke, Esplin and Stice. The Audit Committee held four meetings during fiscal 2015.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements of Nutraceutical for fiscal 2015 with management and has discussed with Nutraceutical's independent registered public accounting firm, among other things, the methods used to account for significant unusual transactions, the effect of significant accounting policies in emerging areas, the process used by management in formulating sensitive accounting estimates and other matters required under Statement on Auditing Standards No. 61, Communication with Audit Committee. In addition, the Audit Committee has received written disclosures and a letter from PricewaterhouseCoopers LLP regarding their independence as independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers LLP the status of their independence. Based upon this review of the above-mentioned issues, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Nutraceutical for fiscal 2015 be included in Nutraceutical's Annual Report on Form 10-K for the Fiscal Year Ended September 30, 2015 for filing with the Securities and Exchange Commission.

MICHAEL D. BURKE
J. KIMO ESPLIN
JAMES D. STICE

 FEES PAID TO PRICEWATERHOUSECOOPERS LLP

        PricewaterhouseCoopers LLP serves as our independent registered public accounting firm. In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements, we engage the firm from time to time to perform other services. The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended September 30, 2015 and 2014, as well as fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Year Ended September 30,
	2015	2014
Audit Fees(1)	$504,972	$485,972
Audit-Related Fees(2)	1,800	1,800
Tax Fees	—	—
All Other Fees	—	—

Total	$506,772	$487,772

(1)
Consists of fees billed for professional services rendered in connection with the integrated audits of the consolidated financial statements and internal control over financial reporting (SOX 404) as well as the related reviews of the quarterly financial statements.

(2)
Consists of fees billed for other services not explicitly related to the audit of our financial statements.

        The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and permissible non-audit) to be provided to us by our independent registered public accounting firm. The Audit Committee pre-approves audit services to be performed following a review of the independent registered public accounting firm's audit plan. The Audit Committee may also approve, for up to a year in advance, permissible non-audit services, including tax and due diligence, subject to specific budgets. In cases where service needs arise that have not been pre-approved by the Audit Committee, the Audit Committee's Chairman has the delegated authority to pre-approve the provision of such services, which pre-approvals are then communicated to the full Audit Committee. In accordance with these policies, the Audit Committee pre-approved the audit and permissible non-audit services provided by our independent registered public accounting firm for fiscal 2015 and 2014.

        We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting where they can respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

 SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

        Our By-laws provide the mechanism for a stockholder to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders. Any stockholder interested in making such a nomination or proposal should request a copy of the relevant provisions of our By-laws from our corporate secretary.

        A stockholder must provide a description of the proposal and a brief statement of the reasons for submitting it, the name and address of the stockholder (as they appear on our stock transfer records), the number of shares of our common stock beneficially owned by the stockholder and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Any proposal submitted by a stockholder must comply with our By-laws and with applicable law. Stockholders wishing to bring a proposal or other business before our 2017 Annual Meeting are urged to review relevant provisions of our By-laws and of applicable law. Merely submitting a proposal by the deadline does not guarantee that the proposal will be brought before the next annual meeting. Proposals should be addressed to: Corporate Secretary, c/o Legal Department, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.

        If a stockholder wishes to bring a proposal before the next annual meeting, and wishes that matter to be eligible for inclusion in our Proxy Statement and proxy card relating to our 2017 Annual Meeting of Stockholders, the proposal must be received by us on or before the close of business on August 19, 2016 and must follow the other procedures required by Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

        If a stockholder wishes to submit a proposal for or bring other business before the 2017 Annual Meeting of Stockholders but does not want to include it in our proxy materials, written notice of such stockholder proposal or other business must be delivered to our Corporate Secretary on or before the close of business at least 60 days prior to the annual meeting in accordance with our By-laws.

        If a stockholder wishes to submit a nomination for election of a director for the 2017 Annual Meeting of Stockholders, the nomination must be received by us on or before the close of business on November 22, 2016 as described in Article III, Section 5 of our By-laws, and must comply with the procedures of our By-laws.

Annual Report on Form 10-K

        A copy of our Annual Report on Form 10-K (without exhibits) for the Fiscal Year Ended September 30, 2015 has been mailed to all stockholders together with this Proxy Statement. Additionally, the Annual Report on Form 10-K (with exhibits) is available at the website maintained by the Securities and Exchange Commission (www.sec.gov). You may submit requests for additional copies of the Annual Report on Form 10-K in one of the following manners:

  •
  Email to investor@nutraceutical.com.

  •
  Send your request by mail to Investor Relations, Nutraceutical International Corporation, 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060.

  •
  Call 435-655-6106.

The Annual Report is not to be regarded as proxy soliciting material.

Appendix A
PROXY	NUTRACEUTICAL INTERNATIONAL CORPORATION	PROXY

Proxy for the Annual Meeting of Stockholders to be held on January 25, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NUTRACEUTICAL INTERNATIONAL CORPORATION

The undersigned, revoking all prior proxies, hereby appoint(s) Jeffrey A. Hinrichs and Cory J. McQueen, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Nutraceutical International Corporation that the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders to be held at Surf and Sand Resort, 1555 South Coast Highway, Laguna Beach, California 92651 on Monday, January 25, 2016 at 9:00 a.m., local time, and at any adjournment thereof.

☒	Please mark your vote as in this example.
The Board recommends a vote FOR the following Class III Directors
1.	To elect two Class III Directors:	FOR	WITHHOLD AUTHORITY
	Frank W. Gay II (Class III)	☐	☐
	Gregory M. Benson (Class III)	☐	☐
The Board recommends a vote FOR the following proposal
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board recommends a vote FOR the following proposal
3.	Advisory vote to approve named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted "FOR" Proposals 1, 2 and 3. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

To opt out of house-holding mail, mark here.	☐
To receive a single copy of the proxy materials, mark here.	☐
For address change/comments, mark here	☐
Please indicate if you plan to attend this meeting:	Yes ☐	No ☐

SIGNATURE		DATE	, 201
SIGNATURE		DATE	, 201
IF HELD JOINTLY

NOTE:	Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person. This proxy card is valid only when signed and dated.